Exhibit 10(ee)

                            ESSEX ELECTRICAL PRODUCTS



                                         May 13, 2003



Mr. David A. Owen
1710 Wall Street
Ft. Wayne, IN 46802-4317

Dear David:

      Your efforts and commitment are important to the continued operations of Essex Electric Inc. ("Essex"). The purpose of this letter agreement is to acknowledge and set forth the terms and conditions of your employment as the Senior Vice President -Finance of Essex. All terms and conditions set forth herein shall be effective as of the consummation of the sale (the "Sale") of certain assets and securities relating to the Superior Telecommunications Inc. ("STI") Electrical Group to Alpine Holdco Inc. ("Holdco") pursuant to the terms of that Purchase Agreement entered into as of the 31st day of October, 2002 by and among Superior TeleCom Inc., STI, Essex International Inc., Essex Group, Inc. ("Essex Group"), The Alpine Group, Inc. ("Alpine") and Holdco, as amended.

      1. Duties and Responsibilities. As the Senior Vice President -Finance of Essex, you will report to the President of Essex and will have such responsibilities, duties and authority as are from time to time assigned to you by the President of Essex. Also, you will have such responsibilities, duties and authority in respect of Holdco and Alpine, as are from time to time assigned to you by the Chairman and Chief Executive Officer of Holdco and Alpine, and will report to such executive in respect to the performance of your Holdco and Alpine related duties and responsibilities hereunder. You will devote your full business time, energy and skill in the performance of your duties hereunder and will perform faithfully and efficiently such duties.

      2. Base Salary. As compensation for your services, Essex will pay you an annual base salary of $248,000 in accordance with Essex's usual payroll practices. Your base salary will be reviewed annually in accordance with Essex's standard practices and is subject to merit increases as determined by Essex in its sole discretion.

      3. Annual Bonus. While you are employed by Essex, in addition to your base salary, you will be eligible to receive an annual bonus, if earned, based primarily upon the applicable performance annual incentive program at Essex and, in the discretion of Holdco, based upon performance relative to Holdco. The bonus will be determined annually at the same time bonuses are determined for other officers of Essex and will be payable at the same time and in the same manner as bonuses are paid to such other officers of Essex. Your annual target bonus will be 40% of base salary.

Mr. David A. Owen
May 13, 2003
Page 2

      4. Employee Benefits. While you are employed by Essex, you will be entitled to participate in all benefits and fringes (including, without limitation, health, vacation, life insurance and retirement plans) as are generally provided by Essex in accordance with the terms and conditions thereof in effect from time to time, subject to the satisfaction of any eligibility requirements. While you are employed by Essex, you will be entitled to a monthly automobile cash allowance of $800.00, payable in the first pay period of each month.

      5. Stock Options. You will be considered for grants of stock options at the sole discretion of the Executive Compensation and Organization Committee of the board of directors of Alpine.

      6. Retention Bonus. Essex will pay to you a retention bonus equal to $40,000, subject to the terms and conditions set forth in this paragraph 6.

            (a) Your retention bonus will be payable in two installments. The first installment will be $20,000, payable as soon as practicable following July 30, 2003, provided that you remain continuously employed through such date. The second installment will be $20,000, payable as soon as practicable following February 28, 2004, provided that you remain continuously employed through such date.

            (b) If you are terminated by Essex without Cause after the date this letter is accepted and returned to me but before payment of both installments of the retention bonus, you will receive any remaining installments of your retention bonus as soon as practicable following the date the installment would have otherwise been paid had your employment not terminated.

            (c) If you terminate your employment for any reason, are terminated for Cause or if your employment is terminated due to your death, disability or retirement prior the payment of any installment of your retention bonus, you will not be entitled to receive any remaining installments of the retention bonus. In addition, if you are terminated by Essex for Cause after the date this letter is accepted and returned to me or if you terminate your employment for any reason prior to February 28, 2004, you will be required to return to Essex any installment of the retention bonus you have received. You will return any such installment within 10 business days following such termination date.

Mr. David A. Owen
May 13, 2003
Page 3

            (d) The retention bonus payable hereunder is a special incentive payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan of Essex, unless such plan or agreement expressly provides otherwise. The retention bonus is in addition to any amount or benefit payable under any such other agreement or plan unless such agreement or plan expressly provides otherwise.

      7. Termination of Employment.

            (a) At all times, your employment with Essex is "at-will" which means that employment with Essex may be terminated at any time by either you or Essex with or without Cause, subject only to the entitlements, liabilities and obligations set forth in paragraphs 6, 7 and 8 hereof. If you are terminated by Essex without Cause then, in addition to the payment of any retention bonus installment under paragraph 6(b), you will be entitled to receive a lump sum cash payment equal to 1/3 of your base salary in effect immediately prior to your termination times the number of years of employment hereunder. For this purpose calendar 2002 is the first year of employment and any partial year thereafter will count as a full year.

            (b) In the event that Employee's employment is terminated after December 31, 2004 by mutual agreement, the Employer will consider in good faith the appropriateness, if any, of a supplemental termination benefit to Employee, based solely upon the discretion of the Employer, after considering such matters as overall company financial performance, Employee's performance and other relevant matters.

            (c) If your employment is terminated for reasons other than Cause, the Company will continue to provide, at its expense, health insurance and related benefits for a period of 18 months following termination.

      8. Change in Control Payment. If your employment with Essex is terminated without Cause or you terminate your employment with Essex for Good Reason in each instance at any time within the six-month period commencing on the date of a Change in Control, Essex will pay you, within 30 days of such termination, a lump sum cash payment equal to one and a half times the sum of your base salary in effect immediately prior to your termination.

      9. Restrictive Covenants.

            (a) Non-Competition. So long as you are employed by Essex under this letter agreement and for the one year period following your termination of employment for any reason (the "Restricted Period"), you will not, directly or indirectly, without the prior written consent of Alpine, enter into Competition with the Company, Alpine or any of their respective affiliates (the "Employer"). "Competition" means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever with or for any electrical wire manufacturer.

Mr. David A. Owen
May 13, 2003
Page 4

            (b) Confidentiality. While you are employed by Essex and thereafter, you will hold in a fiduciary capacity for the benefit of the Employer all secret or confidential information, knowledge or data relating to the Employer, and their respective businesses, which will have been obtained by you during your employment by Essex (including periods of prior employment) and which will not be or become public knowledge (other than by acts by you or your representatives in violation of this letter agreement). You will not, except as may be required to perform your duties hereunder or as may otherwise be required by law or legal process, without limitation in time or until such information will have become public or known in the Employer's industry (other than by acts by you or your representatives in violation of this letter agreement), communicate or divulge to others or use, whether directly or indirectly, any such information, knowledge or data regarding the Employer, and their respective businesses.

            (c) Non-Solicitation of Customers. During the Restricted Period, you will not, directly or indirectly, influence or attempt to influence customers or suppliers of the Employer to divert their business to any competitor of the Employer.

            (d) Non-Solicitation of Employees. You recognize that you possess and will possess confidential information about other employees of the Employer relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Employer. You recognize that the information you possess and will possess about these other employees is not generally known, is of substantial value to the Employer in developing its business and in securing and retaining customers, and has been and will be acquired by you because of your business position with the Employer. You agree that, during the Restricted Period, you will not, directly or indirectly, solicit or recruit any non-administrative or non-clerical employee of the Employer for the purpose of being employed by you or by any competitor of the Employer on whose behalf you are acting as an agent, representative or employee and that you will not convey any such confidential information or trade secrets about other employees of the Employer to any other person.

            (e) Injunctive Relief. It is further expressly agreed that the Employer will or would suffer irreparable injury if you were to compete with the Employer in violation of this letter agreement and that the Employer would by reason of such Competition be entitled to injunctive relief in a court of appropriate jurisdiction and you further consent and stipulate to the entry of such injunctive relief in such court prohibiting you from competing with the Employer in violation of this letter agreement.

Mr. David A. Owen
May 13, 2003
Page 5

            (f) Survival of Provisions. The obligations contained in this paragraph 9 will survive the termination or expiration of your employment with Essex and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this paragraph 9 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

      10. Certain Definitions. For purposes of this letter agreement, the following terms will have the following meanings:

            (a) "Change in Control" means the consummation of any of the following: (i) the sale of all or substantially all of the assets of Essex to an Unrelated Entity; (ii) the sale of all of the outstanding voting securities of an entity holding all or substantially all of the assets of Essex to an Unrelated Entity; or (iii) the merger or consolidation of Essex into an Unrelated Entity.

            (b) "Unrelated Entity" means an entity (i) with respect to which 35% or more of such entity is not owned, directly or indirectly, by Steven S. Elbaum, Holdco, Essex, Alpine, any of their majority-owned subsidiaries or the holders of the outstanding voting securities of Alpine immediately prior to the time of the determination of whether there has occurred an Change in Control; or
(ii) which is not an employee benefit plan (or related trust) of Essex, Holdco, Alpine or any of their majority-owned subsidiaries.

            (c) "Good Reason" means the material diminution in your duties or responsibilities, excluding for this purpose isolated and inadvertent actions not taken in bad faith and remedied by Essex promptly after Essex receives notice from you. Notwithstanding the foregoing, a material diminution in your duties or responsibilities will be deemed to have not occurred if you continue to be responsible for the financial affairs of any of Essex or Holdco or Alpine.

            (d) "Cause" means (with regard to your termination of employment with Essex): (i) your gross negligence or willful misconduct with regard to Essex or its assets; (ii) misappropriation or fraud with regard to Essex or its assets (other than good-faith expense account disputes); (iii) conviction of, or the pleading of guilty or nolo contendere to, a felony or criminal offense punishable by a term of imprisonment (other than a traffic violation) involving Essex; or (iv) your refusal to perform services (for any reason other than illness or incapacity) or materially unsatisfactory performance of your duties for Essex.

Mr. David A. Owen
May 13, 2003
Page 6

            (e) "Disability" means a disability which would qualify as such under Essex's long-term disability plan.

      11. Miscellaneous.

            (a) Governing Law. This letter agreement will be governed by the laws of the State of New Jersey (without reference to rules relating to conflicts of law).

            (b) No Guarantee of Employment. Nothing with respect to this letter agreement will be held or construed to create a contract of employment for a definite term or otherwise alter the ability of Essex to terminate the employment relationship for any reason or no reason.

            (c) Assignment. The benefits payable under this letter agreement will not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected will not be recognized.

            (d) Successors. Essex will require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Essex, expressly and unconditionally to assume and agree to perform Essex's obligations under this letter agreement, in the same manner and to the same extent that Essex be required to perform if no such succession or assignment had taken place. In such event, the term "Essex" as used here, means Essex and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this letter agreement.

            (e) Entire Agreement. This letter agreement contains the entire understanding between you and Essex with respect to your employment by Essex and supersedes any prior agreements between Essex and you with respect thereto (including, without limitation, the Prior Agreement).

            (f) Release of Prior Agreement. Essex has (and you acknowledge that Essex has) assumed all obligations under the employment agreement between you and Essex Group, Inc. (the "Prior Agreement") and agreed to perform the Prior Agreement in the same manner and to the same extent that Essex Group would be required to perform it if the Sale did not occur. You hereby agree and acknowledge that the payments and benefits set forth in this letter represent adequate consideration for the cancellation of the Prior Agreement. You hereby fully and unconditionally release and discharge all claims and causes of action which you or your heirs, personal representatives, or assigns ever had, now have, or hereafter may have against the Employer and related parties (including any predecessors or successors) and when acting as such, their respective officers, directors, employees, counsel, agents, and stockholders, (in each case, past, present, or as they may exist at any time after this date) under the Prior Agreement or as a result of the cancellation of the Prior Agreement.

Mr. David A. Owen
May 13, 2003
Page 7

            (g) Amendment. This agreement may not be altered, amended, modified or terminated except in a writing executed by Essex and you.

            (h) Withholding. Essex may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.

                                      * * *

Mr. David A. Owen
May 13, 2003
Page 8




      We thank you for your commitment to Essex. In order to accept the terms described in this letter agreement and for this letter agreement to be valid and binding, please sign this letter and return it to me at the company's offices in New Jersey no later than five business days from the date hereof.

                                       Sincerely,

                                       ESSEX ELECTRIC INC.


                                       By: /s/ Steven S. Elbaum
                                           ------------------------------------
                                           Steven S. Elbaum
                                           Chairman and Chief Executive Officer



AGREED AND ACCEPTED:


/s/ David A. Owen
-----------------------------------
David A. Owen

Date: 5-13-03
-----------------------------------